Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑239036 and 333‑231443 on Forms S-3 and in Registration Statement Nos. 333‑215042, 333‑201863, and 333‑231354 on Forms S‑8 of our reports dated November 18, 2020, relating to the consolidated financial statements of Spire Inc. and subsidiaries, and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spire Inc. and subsidiaries for the year ended September 30, 2020.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

November 18, 2020